Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-8 of Sonora Resources Corp., of our report dated February 7, 2013 to the consolidated financial statements of Sonora Resources Corp. as of November 30, 2012 and 2011, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two year period ended November 30, 2012. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ PMB Helin Donovan, LLP
Seattle, Washington

September 25, 2013